Supplement to
Prospectus Supplement dated August 29, 2006
(to Prospectus dated June 14, 2006)

                                  $957,606,100
                                  (Approximate)

                                IndyMac MBS, Inc.
                                    Depositor

                           [IndyMac Bank, F.S.B. LOGO]
                          Sponsor, Seller and Servicer

                   IndyMac INDX Mortgage Loan Trust 2006-AR27
                                 Issuing Entity

              Mortgage Pass-Through Certificates, Series 2006-AR27

                                   ----------

      This Supplement amends the prospectus supplement dated August 29, 2006 (the "Prospectus Supplement") that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2006-AR27, Mortgage Pass-Through Certificates, Series 2006-AR27 (the "Certificates"), as described below.

   o The formula of calculating the pass-through rate in the column titled "Pass-Through Rate Before and Including the Optional Termination Date" for the Class 2-A-3 Certificates in the table on page S-10 of the Summary of the Prospectus Supplement is hereby deleted and replaced by the following calculation formula: "LIBOR + 0.270% (4)."

   o The formula of calculating the pass-through rate in the column titled "Pass-Through Rate After the Optional Termination Date" for the Class 2-A-3 Certificates in the table on page S-10 of the Summary of the Prospectus Supplement is hereby deleted and replaced by the following calculation formula: "LIBOR + 0.540%(4)."

   o The table on page S-89 of the Prospectus Supplement under the definition of "Pass-Through Margin" is hereby deleted and replaced by the following table:

                                                     Pass-Through Margin
                                                  ------------------------
Class of LIBOR Certificates                         (1)               (2)
---------------------------                       ------            ------
Class 1-A-1.................................      0.080%            0.160%
Class 1-A-2.................................      0.170%            0.340%
Class 1-A-3.................................      0.270%            0.540%
Class 1-A-4.................................      0.190%            0.380%
Class 1-A-5.................................      0.270%            0.540%
Class 2-A-1.................................      0.130%(3)         0.260%(3)
Class 2-A-2.................................      0.200%            0.400%
Class 2-A-3.................................      0.270%            0.540%
Class M-1...................................      0.310%            0.465%
Class M-2...................................      0.330%            0.495%
Class M-3...................................      0.360%            0.540%
Class M-4...................................      0.420%            0.630%
Class M-5...................................      0.450%            0.675%
Class M-6...................................      0.500%            0.750%
Class M-7...................................      1.050%            1.575%
Class M-8...................................      2.000%            3.000%
Class M-9...................................      2.500%            3.750%

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                            Deutsche Bank Securities

                                October 25, 2006